                                                                      EXHIBIT 11


 Computation of  Historical  and Pro Forma Net Income (loss) Per Common Share
                     (in thousands, except per share data)
                                  (Unaudited)


                                                 Three Months          Nine Months
                                              Ended September 30,  Ended September 30,
                                            ---------------------------------------------
                                                1996       1995       1996       1995
                                                -----      -----      -----      ----
Net Income (loss)                               $    87   $ 1,732    ($19,120)   $ 4,457
                                            =============================================
Weighted average number of common
  equivalent shares:
     Common stock                                13,019    11,406      12,754      9,869
     Stock options  (treasury stock                 589     1,013         ---        784
      method)
                                            ---------------------------------------------
       Pro forma weighted average shares
        outstanding                              13,608    12,419      12,754     10,653
                                            =============================================

     Net income (loss) per share                $  0.01   $  0.14   $  (1.50)  $    0.42
                                            =============================================

Pro forma net income (loss)                          87     1,287     (2,232)      2,966
                                            =============================================

     Pro forma net income (loss) per            $  0.01   $  0.10   $   (0.18)  $   .28
      share
                                            ============================================

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